                                                                  EXHIBIT 99.1



          VALLEY NATIONAL GASES REPORTS RECORD THIRD QUARTER EARNINGS,
             PENDING ACQUISITION & PROPOSED SECONDARY STOCK OFFERING

         Washington, Pa. May 12/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today record net earnings for the third quarter and nine months ended March 31, 2005 of $0.57 and $1.10 per diluted share, respectively, compared to $0.40 and $0.69 per diluted share for the same periods last fiscal year. Net earnings for the quarter increased 47.0% and net earnings for the nine month period grew 63.9% over the comparable prior year period. Sales for the third quarter were $50.5 million, a 5.3% increase over the same quarter last year. Sales for the first nine months were $129.9 million, an 8.7% increase over last year.

         Valley also reported that an independent packaged gas distributor, with sales in excess of $10 million, which serves markets contiguous with those of the Company, has decided to sell its business to Valley under the terms and conditions of a put/call option agreement that was executed in May 1998.

         Valley also announced by separate press release that it filed a registration statement today for a proposed offering of common stock, the majority of which would be offered by its Chairman, Gary E. West, and a portion of which would be offered by Valley.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, "We are reporting record earnings for the seventh consecutive quarter and resuming our acquisition program with a substantial target. Although confidentiality provisions in the agreement preclude us from announcing the distributor by name at this time, we are very pleased with the opportunity to include this acquisition in our business portfolio by the beginning of our 2006 fiscal year. The skills and business which their associates bring will certainly complement and enhance Valley's operations and market presence."

         Mr. Indelicato further commented, "In spite of a warmer than average winter in our markets we were able to grow earnings in what has historically been our best performing quarter. Continuing to leverage operating expenses and further improve margin quality has resulted in another record earnings quarter for us. Sales for both the quarter and the nine months just completed continue to reflect improved industrial activity in most of our markets and a net gain of business. Net Sales of both hard-goods and retail cylinder gases increased quarter over comparable quarter by 12.0% and 5.0% respectively. Propane gallons were lower than the third quarter of last year by approximately 7.0%, due to warmer weather and what we believe is increased conservation by some customers due to significantly higher energy costs".

         Income from operations totaled $10.1 million, an increase of $2.5 million or 33.4% compared to $7.6 million third quarter 2004. For the nine months ended March 31, 2005, income from operations totaled $20.7 million, an increase of $5.9 million or 40.2%, compared to $14.8 million for the comparable 2004 period. Income from operations as a percent of net sales was 20.0% in the third quarter 2005 and 16.0% for the 2005 nine month period compared to 15.8% and 12.4% for the prior year periods.

         Interest expense decreased $0.4 million and $1.0 million for the three months and nine months ended March 31, 2005 compared to prior periods, respectively, primarily due to reduced outstanding debt levels and lower interest rates.
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         The Company's effective tax rate for the quarter and nine month period ended March 31, 2005 was 37.3% and 37.6% respectively compared to 39.0% for both prior year comparable periods.



         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty three locations in eleven states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on May 13, 2005 at 11:00 am, to discuss and answer questions concerning its financial results for the third fiscal quarter and nine months ended March 31, 2005. Information about the conference call is available on the Company's website at http://www.vngas.com


         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley's filings with the Securities and Exchange Commission, including Valley's ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; the outcome of litigation relating to product liability, employment law and other claims; and those factors which are discussed in Exhibit 99.1 to Valley's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2005, which factors are also incorporated herein by reference.

         Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.



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                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                     Three Months Ended          Nine Months Ended
                                                          March 31,                  March 31,
                                                     2005          2004          2005          2004
                                                   --------      --------      --------      --------
Net Sales                                          $ 50,488      $ 47,926      $129,892      $119,481
                                                   --------      --------      --------      --------
Cost of products sold, excluding depreciation        23,310        22,924        60,859        55,917
Operating, distribution and administrative           15,163        15,549        42,374        43,146
Depreciation                                          1,633         1,445         4,957         4,284
Amortization of intangibles                             243           398           865         1,297
Loss on disposal of assets                               59            54           120            56
                                                   --------      --------      --------      --------
Total costs and expenses                             40,408        40,370       109,175       104,700
                                                   --------      --------      --------      --------
Income from operations                               10,080         7,556        20,717        14,781
                                                   --------      --------      --------      --------
Interest expense                                      1,004         1,438         3,353         4,365
Other income, net                                       100            55           341           184
                                                   --------      --------      --------      --------
Earnings before minority interest                     9,176         6,173        17,705        10,600
Minority interest                                       338          ____           712          ____
                                                   --------      --------      --------      --------
Net earnings before taxes                             8,838         6,173        16,993        10,600
Provision for income taxes                            3,298         2,407         6,397         4,134
                                                   --------      --------      --------      --------
Net earnings                                       $  5,540      $  3,766      $ 10,596      $  6,466
                                                   ========      ========      ========      ========



Basic earnings per share                           $   0.58      $   0.40      $   1.12      $   0.69
Diluted earnings per share                         $   0.57      $   0.40      $   1.10      $   0.69
Weighted average shares
    Basic                                             9,493         9,378         9,489         9,364
    Diluted                                           9,675         9,463         9,653         9,415



(1) Operating and administrative expenses for the three and nine months ended March 31, 2005 include a reduction of $0.6 million and $1.6 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.6 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases property to Valley.